Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and related notes present the historical financial statements of Micron Technology, Inc. and its consolidated subsidiaries (hereinafter referred to as “we,” “our,” “us” and similar terms unless the context indicates otherwise) adjusted to reflect our proposed acquisition of Elpida Memory, Inc. and its subsidiaries (the “Elpida Group”). As of the proposed acquisition date, the Elpida Group consolidated Rexchip Electronics Corporation (“Rexchip”) through the Elpida Group’s 65% ownership in Rexchip. In addition, we have entered into an agreement with Powerchip Technology Corporation, a Taiwanese corporation (“Powerchip”), and certain of its affiliates (collectively, the “Powerchip Group”) to purchase approximately 24% of the shares of Rexchip. The acquisition of the Rexchip shares is subject to the closing of the proposed acquisition of the Elpida Group. The proposed acquisitions of the Elpida Group and Rexchip shares are hereinafter referred to as the “Elpida Acquisition.” Consummation of the proposed acquisition of the Elpida Group is subject to various closing conditions, including but not limited to approval by the Tokyo District Court, requisite creditor approval, entry of certain orders by the U.S. Bankruptcy Court in Delaware or the completion or implementation of alternative actions providing substantially similar benefits as the order, and receipt of regulatory approvals in other countries, including the People’s Republic of China. We are currently targeting a closing of the transaction in the first half of calendar 2013. These pro forma financial statements give effect to our proposed Elpida Acquisition based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are based on preliminary valuations of assets and liabilities proposed to be acquired and the expected consideration to be paid in the proposed Elpida Acquisition. The actual valuations of assets and liabilities proposed to be acquired and the expected consideration to be paid will be determined as of the closing date of the Elpida Acquisition and will differ from those reflected in the pro forma condensed combined financial statements presented below. These preliminary amounts and the related adjustments could change due to changes in market conditions from the issuance date of these pro forma statements and the actual date of completion for the proposed acquisition, including changes in the composition and fair values of assets and liabilities and changes in currency exchange rates. These preliminary amounts could also change as additional information becomes available and more detailed analysis is performed. These changes could result in material variances between the combined entity’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The following unaudited pro forma condensed combined balance sheet is presented as if the effective date of the Elpida Acquisition had occurred on November 29, 2012. The following unaudited pro forma condensed combined statement of operations for the fiscal quarter ended November 29, 2012 and the fiscal year ended August 30, 2012 are presented as if the effective date of the Elpida Acquisition had occurred on September 2, 2011. This information should be read in conjunction with the:

•                  accompanying notes to the unaudited pro forma condensed combined financial statements;

•                  our audited historical consolidated financial statements as of and for the fiscal year ended August 30, 2012, included in our Annual Report on Form 10-K for the fiscal year ended August 30, 2012;

•                  our unaudited historical consolidated financial statements as of and for the fiscal quarter ended November 29, 2012, included in our Quarterly Report on Form 10-Q for the fiscal quarter ended November 29, 2012;

•                  audited historical consolidated financial statements of the Elpida Group as of and for the fiscal years ended March 31, 2012 and March 31, 2011 filed as Exhibit 99.1 to this Current Report on Form 8-K; and

•                  unaudited historical consolidated financial statements of the Elpida Group as of and for the six months ended September 30, 2012 filed as Exhibit 99.2 to this Current Report on Form 8-K.

We and the Elpida Group have different fiscal years. Accordingly, the unaudited pro forma condensed combined balance sheet as of November 29, 2012 combines our historical unaudited condensed consolidated balance sheet as of November 29, 2012 and the Elpida Group’s historical unaudited condensed consolidated balance sheet as of September 30, 2012. The unaudited pro forma condensed combined statements of operations for the fiscal quarter ended November 29, 2012 combines our historical unaudited results for the fiscal quarter ended November 29, 2012 and the historical unaudited results of the Elpida Group for the quarter ended September 30, 2012. The unaudited pro forma condensed combined statements of operations for the fiscal year ended August 30, 2012 combines our historical results for the fiscal year ended August 30, 2012 and the historical unaudited results of the Elpida Group for the twelve months ended June 30, 2012.

The unaudited pro forma condensed combined statements of operations are presented as if the Elpida Acquisition had occurred on September 2, 2011. The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not intended to represent or be indicative of our consolidated results of operations or financial position that we would have reported had the Elpida Acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. Pro forma adjustments are based upon available information and assumptions that we believe are reasonable as described in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Elpida Acquisition or the costs to integrate our operations and the Elpida Group’s or the costs necessary to achieve any cost savings, operating synergies and revenue enhancements.

All estimated consideration expected to be paid for the proposed Elpida Acquisition for the purposes of these pro forma financial statements were translated to U.S. dollars using exchange rates of 82.08 yen per U.S. dollar or 29.14 New Taiwan dollars per U.S. dollar, the rates as of the November 29, 2012 pro forma balance sheet date. Historical amounts for the Elpida Group were translated from yen to U.S. dollars in the unaudited pro forma condensed combined balance sheet at an exchange rate of 82.08, the rate as of November 29, 2012. Historical amounts for the Elpida Group were translated from yen to U.S. dollars in the unaudited pro forma condensed combined statement of operations for the fiscal quarter ended November 29, 2012 at the average exchange rate for the period of 79.29. Historical amounts for the Elpida Group were translated from yen to U.S. dollars in the unaudited pro forma condensed combined statement of operations for the fiscal year end August 30, 2012 at the average quarterly exchange rates for those periods ranging from 77.02 to 81.17.

MICRON TECHNOLOGY, INC.

UNAUDITED CONDENSED COMBINED BALANCE SHEET

As of November 29, 2012

(in millions)

	Historical
	November 29, 2012	September 30, 2012	Pro Forma		Pro Forma
	Micron	Elpida Group	Adjustments		Combined
Assets
Cash and equivalents	$2,102	$460	$(1,053)	a	$1,509
Short-term investments	169	—	—		169
Receivables	1,139	507	(6)	b	1,640
Inventories	1,831	870	—		2,701
Other current assets	74	58	613	a,c	745
Total current assets	5,315	1,895	(446)		6,764
Long-term marketable investments	527	23	—		550
Property, plant and equipment, net	7,199	3,548	(2,206)	d	8,541
Equity method investments	343	40	(11)	e	372
Intangible assets, net	359	2	28	f	389
Other noncurrent assets	324	7	419	a,c,g	750
Total assets	$14,067	$5,515	$(2,216)		$17,366

Liabilities and equity
Accounts payable and accrued expenses	$1,584	$352	$35	b,c,g,m	$1,971
Deferred income	227	—	—		227
Equipment purchase contracts	61	16	—		77
Current portion of long-term debt	266	363	543	h	1,172
Total current liabilities	2,138	731	578		3,447
Long-term debt	3,169	490	1,256	h	4,915
Other noncurrent liabilities	574	94	(9)	c	659
Liabilities not subject to compromise	5,881	1,315	1,825		9,021
Liabilities subject to compromise	—	4,407	(4,407)	h	—
Total liabilities	5,881	5,722	(2,582)		9,021

Commitments and contingencies

Redeemable noncontrolling interests	—	238	(55)	h	183
Redeemable preferred stock	—	365	(365)	j	—

Shareholders’ equity:
Common stock	102	2,714	(2,714)	j	102
Additional capital	8,961	2,853	(2,853)	j	8,961
Accumulated deficit	(1,677)	(6,657)	6,623	j,m	(1,711)
Accumulated other comprehensive income	83	(344)	344	j	83
Total shareholders’ equity	7,469	(1,434)	1,400		7,435
Noncontrolling interests in subsidiaries	717	624	(614)	k	727
Total equity	8,186	(810)	786		8,162
Total liabilities and equity	$14,067	$5,515	$(2,216)		$17,366

See accompanying notes to pro forma condensed combined financial statements.

MICRON TECHNOLOGY, INC.

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Quarter Ended November 29, 2012

(in millions except per share amounts)

	Historical Quarter Ended
	November 29, 2012 Micron	September 30, 2012 Elpida Group	Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,834	$794	$(9)	l	$2,619
Cost of goods sold	1,617	777	(196)	d,f,l	2,198
Gross margin	217	17	187		421

Selling, general and administrative	119	62	(5)	d,f,m	176
Research and development	224	84	(5)	d	303
Other operating (income) expense, net	31	11	—		42
Operating loss	(157)	(140)	197		(100)

Interest income	3	2	—		5
Interest expense	(57)	(7)	(27)	i	(91)
Reorganization items, net	—	(1)	—		(1)
Other non-operating income (expense), net	1	(1)	—		—
	(210)	(147)	170		(187)
Income tax (provision) benefit	(13)	(4)	—	n	(17)
Equity in net income (loss) of equity method investees	(52)	2	4	e	(46)
Net loss	(275)	(149)	174		(250)

Net (income) loss attributable to noncontrolling interests	—	7	(10)	k	(3)
Net loss attributable to parent entity	$(275)	$(142)	$164		$(253)

Loss per share:
Basic	$(0.27)				$(0.25)
Diluted	(0.27)				(0.25)

Number of shares used in per share calculations:
Basic	1,013.7				1,013.7
Diluted	1,013.7				1,013.7

See accompanying notes to pro forma condensed combined financial statements.

MICRON TECHNOLOGY, INC.

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the Year Ended August 30, 2012

(in millions except per share amounts)

	Historical For the Year Ended
	August 30, 2012 Micron	June 30, 2012 Elpida Group	Pro Forma Adjustments		Pro Forma Combined
Net sales	$8,234	$3,293	$(35)	l	$11,492
Cost of goods sold	7,266	3,987	(1,040)	d,f,l	10,213
Gross margin	968	(694)	1,005		1,279
Selling, general and administrative	620	258	(47)	d,f,m	831
Research and development	918	504	(74)	d,f	1,348
Impairment of long-lived assets	—	2,828	—	d	2,828
Other operating (income) expense, net	48	(5)	—		43
Operating loss	(618)	(4,279)	1,126		(3,771)

Interest income	8	5	—		13
Interest expense	(179)	(127)	(65)	i	(371)
Reorganization items, net	—	(45)	—		(45)
Other non-operating income (expense), net	35	(31)	—		4
	(754)	(4,477)	1,061		(4,170)

Income tax (provision) benefit	17	(8)	—	n	9
Equity in net income (loss) of equity method investees	(294)	(76)	16	e	(354)
Net loss	(1,031)	(4,561)	1,077		(4,515)

Net (income) loss attributable to noncontrolling interests	(1)	77	(75)	k	1
Net loss attributable to parent entity	$(1,032)	$(4,484)	$1,002		$(4,514)

Loss per share:
Basic	$(1.04)				$(4.55)
Diluted	(1.04)				(4.55)

Number of shares used in per share calculations:
Basic	991.2				991.2
Diluted	991.2				991.2

See accompanying notes to pro forma condensed combined financial statements.

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(All tabular amounts in millions except per share amounts)

Proposed Elpida Acquisition

On July 2, 2012, we entered into an agreement entitled “Agreement on Support for Reorganization Companies” (the “Sponsor Agreement”) with the trustees of Elpida Memory, Inc. (“Elpida”) and its subsidiary, Akita Elpida Memory, Inc. (“Akita” and, together with Elpida, the “Elpida Companies”), which provides for, among other things, our acquisition of Elpida and our support for the plans of reorganization of the Elpida Companies in connection with their corporate reorganization proceedings in Japan. The Elpida Companies filed petitions for commencement of corporate reorganization proceedings with the Tokyo District Court (the “Japan Court”) under the Corporate Reorganization Act of Japan on February 27, 2012. In a related transaction, on July 2, 2012, we entered into a share purchase agreement (the “Rexchip Share Purchase Agreement”) with Powerchip Technology Corporation, a Taiwanese corporation (“Powerchip”), and certain of its affiliates (collectively, the “Powerchip Group”) to acquire the Powerchip Group’s 24% share of Rexchip Electronics Corporation (“Rexchip”), a manufacturing joint venture formed by Elpida and Powerchip. For more information about the acquisition of the Rexchip shares from the Powerchip Group, see “—Rexchip Share Purchase Agreement” below. Elpida currently owns, directly and indirectly through a subsidiary, 65% of Rexchip’s outstanding common stock. As a result, if the transactions contemplated by the Sponsor Agreement and the Rexchip Share Purchase Agreement are completed, we will own 100% of Elpida and, directly or indirectly through one or more of our subsidiaries, 89% of Rexchip.

Elpida’s semiconductor memory products include Mobile DRAM, targeted toward mobile phones and tablets. We believe that combining the complementary product portfolios of Micron and Elpida will strengthen our position in the memory market and enable us to provide customers with a wider portfolio of high-quality solutions. We also believe that the Elpida transactions will strengthen our market position in the memory industry through increased research and development and manufacturing scale, improved access to core memory market segments, and additional wafer capacity to balance among our DRAM, NAND and NOR memory solutions. There can be no assurance that we will be able to successfully consummate the transactions described above.

Elpida Sponsor Agreement

Under the Sponsor Agreement, we committed to support plans of reorganization for the Elpida Companies that would provide for payments by the Elpida Companies to their secured and unsecured creditors in an aggregate amount of 200 billion yen (or the equivalent of approximately $2.44 billion), less certain expenses of the reorganization proceedings and certain other items.

The Sponsor Agreement provides that we will invest 60 billion yen (or the equivalent of approximately $731 million) in cash in Elpida at the closing in exchange for 100% ownership of Elpida’s equity. As a condition to the execution of the Sponsor Agreement, we deposited 1.8 billion yen (or the equivalent of approximately $22 million) into an escrow account in July 2012, which will be applied towards our purchase price for the Elpida shares at closing. The Elpida Companies will use the proceeds of our investment to fund an initial installment payment to their creditors of 60 billion yen, which amount is subject to reduction for certain items specified in the Sponsor Agreement. The initial installment payment will be made within three months following the closing of our acquisition of Elpida. The remaining 140 billion yen (or the equivalent of approximately $1.71 billion) of installment payments payable to the Elpida Companies’ creditors will be made by the Elpida Companies in six annual installments payable at the end of each calendar year beginning in the calendar year after the first installment payment is made. We or one of our subsidiaries are committed to enter into a supply agreement with Elpida following the closing, which will

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

provide for our purchase on a cost-plus basis of all product produced by Elpida. Cash flows from such supply agreement will be used to satisfy the required installment payments under the plans of reorganization. Although certain key parameters of the supply agreement have been agreed to with Elpida, the detailed terms have not been completed, and the final terms will be subject to Japan Court approval.

The Sponsor Agreement contains certain termination rights, including (i) in the event of a material adverse change affecting either Elpida and its subsidiaries or Rexchip disproportionate to industry trends, (ii) if the Japan Court does not approve the plans of reorganization by March 20, 2013, or (iii) if our acquisition of Elpida has not closed by January 2, 2014, which date may be extended six months under certain limited circumstances.

The consummation of the Sponsor Agreement is subject to various closing conditions, and we are currently targeting a closing in the first half of calendar 2013. The consummation of the Sponsor Agreement remains subject to, among other conditions: (i) regulatory approval in the People’s Republic of China; (ii) the approval of both the Japan Court and the creditors of the Elpida Companies of the proposed plans of reorganization; (iii) the granting of a recognition order by the U.S. bankruptcy court in Delaware with respect to the Japan Court’s approval of the Elpida plan of reorganization or the completion or implementation of alternative actions providing substantially equivalent benefits; and (iv) the closing of the purchase of the Rexchip shares from the Powerchip Group under the Rexchip Share Purchase Agreement.

Summary Description of the Proposed Plans of Reorganization

Pursuant to the Sponsor Agreement, the trustees of the Elpida Companies prepared proposed plans of reorganization for Elpida and Akita, which plans set forth the treatment of the Elpida Companies’ pre-petition creditors and their claims utilizing the support contemplated by the Sponsor Agreement. Generally, Elpida’s proposed plan of reorganization provides that secured creditors will recover 100% of the amount of their fixed claims, whereas unsecured creditors will recover at least 17.4% of the amount of their fixed claims. Under certain circumstances, the amounts recoverable by unsecured creditors may exceed 17.4% of their fixed claims. The remaining portion of the unsecured claims will be discharged, without payment, over the period that payments are made pursuant to the plans of reorganization. The creditors will be paid by Elpida in installments, with the first installment payment to occur within three months after the closing of Micron’s acquisition of Elpida. The remaining installment payments will occur on the last business day of each year over a six year period beginning the year after the first installment payment is made. The secured creditors will be paid in full on or before the sixth installment payment date, while the unsecured creditors will be paid in seven installments. To the extent any claims remain unfixed as of the seventh installment payment date, an additional payment will be made to unsecured creditors once the remaining claims are finally fixed to the extent the remaining reserve exceeds the amounts payable with respect to the fixed claims. Akita’s proposed plan of reorganization provides that secured creditors will recover 100% of the amount of their claims, whereas unsecured creditors will recover 19% of the amount of their claims. The secured creditors will be paid in full on the first installment payment date, while the unsecured creditors will be paid in seven installments.

The initial installment payment to be made by the Elpida Companies pursuant to the proposed plans of reorganization is 60 billion yen (or the equivalent of approximately $731 million), which amount is subject to reduction for certain items specified in the Sponsor Agreement. The Elpida Companies will use the proceeds of Micron’s investment at the closing of the Elpida acquisition to fund the initial installment

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

payment. The remaining 140 billion yen (or the equivalent of approximately $1.71 billion) of installment payments will be made by the Elpida Companies in six annual installments, with payments of 20 billion yen (or the equivalent of approximately $244 million) in each of the first four annual installment payments, and payments of 30 billion yen (or the equivalent of approximately $365 million) in each of the final two annual installment payments. Cash flows from the cost-plus supply agreement described above will be used to satisfy the second through seventh installment payments under the proposed plans of reorganization.

Certain contingency matters related to the Elpida Companies, which are primarily comprised of outstanding litigation claims, were not treated as fixed claims under the proposed plans of reorganization at the time the plans were filed with the Japan Court. A portion of each installment amount payable to the creditors of the Elpida Companies will be reserved in the event that any of these matters become fixed claims, in which case the fixed claims will be paid under the plans of reorganization in the same manner as the fixed claims of other creditors. To the extent the aggregate amounts reserved from the installment payments exceed the aggregate amounts payable with respect to these unfixed claims once they become fixed, the excess amounts reserved will be distributed to unsecured creditors with respect to their fixed claims, resulting in an increased recovery for the unsecured creditors out of the installment payments. To the extent the aggregate amounts reserved is less than the aggregate amounts payable with respect to these unfixed claims once they become fixed, the Elpida Companies would be responsible to fund any shortfall to ensure that the creditors receive the recovery to which they are entitled under the plans of reorganization with respect to these claims. As a result, there is a possibility that the total amount payable by the Elpida Companies to their creditors under the plans of reorganization will exceed 200 billion yen, as adjusted. In addition, if these unfixed claims are resolved pursuant to settlement arrangements or other post-petition agreements, a substantial portion of the amounts payable with respect to the claims may have to be funded by the Elpida Companies outside of the installment payments provided for by the plans of reorganization.

Micron Credit Support Arrangements with respect to the Elpida Companies

Pursuant to the Sponsor Agreement we agreed, subject to certain conditions, to provide certain support to Elpida with respect to obtaining financing for working capital purposes and capital expenditures. This support included a commitment to use reasonable best efforts to assist Elpida with the extension or replacement of Elpida’s then existing working capital credit facility through the closing of the Elpida acquisition, which assistance may include the provision of a payment guarantee by us under certain circumstances. Under the Sponsor Agreement, we also agreed, subject to certain conditions, to use reasonable best efforts to assist the Elpida Companies in financing up to 64 billion yen (or the equivalent of approximately $780 million) of eligible capital expenditures incurred through June 30, 2014, including up to 40 billion yen (or the equivalent of approximately $487 million) incurred prior to June 30, 2013, which may include us providing payment guarantees of third party financing under certain circumstances or direct financial support from Micron or one of its subsidiaries.

To date, we have provided payment guarantees related to financing of capital expenditures of 29 million Euros (or the equivalent of approximately $38 million) and 6 billion yen (or the equivalent of approximately $73 million). We have also provided a payment guarantee relating to an extension of Elpida’s existing working capital credit facility, which provides for aggregate borrowings in the amount of up to 10 billion yen (or the equivalent of approximately $122 million), with a current outstanding borrowing of 8 billion yen (or the equivalent of approximately $97 million). We have entered into an omnibus reimbursement agreement with Elpida in connection with our financial support obligations under the Sponsor Agreement, whereby Elpida and certain of its subsidiaries have agreed, among other things, to

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

reimburse us for any amounts that we are required to pay under or in connection with the payment guarantees. These obligations under the omnibus reimbursement agreement are collateralized by approximately 93% of the Rexchip shares held by Elpida and one of its subsidiaries. In the event we are required to make any payments to Elpida’s lenders under the guarantees, our rights will be subrogated to those of the lenders, including any rights to exercise remedies with respect to collateral securing the underlying loans. Failure to close the Elpida acquisition would not relieve us of our obligations under the foregoing payment guarantees.

Rexchip Share Purchase Agreement

On July 2, 2012, we entered into the Rexchip Share Purchase Agreement with the Powerchip Group, under which we will purchase approximately 714 million shares of Rexchip common stock, which represents approximately 24% of Rexchip’s outstanding common stock, for approximately 10 billion New Taiwan dollars (or the equivalent of approximately $344 million). The consummation of the Rexchip Share Purchase Agreement is subject to various closing conditions, including the closing of the transactions contemplated by the Sponsor Agreement.

Basis of Pro Forma Presentation

The Elpida Group’s historical financial statements are presented in accordance with Financial Accounting Standards Board Accounting Standard Codification (ASC) 852, Reorganizations, which requires financial statements to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The pro forma combined financial statements are presented consistent with our historical financial statements.

Acquisition Accounting

We account for business combinations pursuant to ASC 805, Business Combinations. In accordance with ASC 805, we will recognize the identifiable assets acquired and liabilities assumed, at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Under ASC 805, our accounting for the Elpida Acquisition includes our proposed purchase from the Powerchip Group of approximately 24% of the shares of Rexchip because the purchase of these shares is contingent on the acquisition of the Elpida Group and is expected to occur contemporaneously.

Accounting Periods Presented

We and the Elpida Group have different fiscal years. The Elpida Group’s historical fiscal year ends on March 31 and, for purposes of these unaudited pro forma condensed combined financial statements, its historical results have been aligned to more closely conform to our fiscal year which is the 52 or 53-week period ending on the Thursday closest to August 31. Accordingly, the unaudited pro forma condensed combined balance sheet as of November 29, 2012 combines our historical unaudited condensed consolidated balance sheet as of November 29, 2012 and the Elpida Group’s historical unaudited condensed consolidated balance sheet as of September 30, 2012, which are presented as if our proposed Elpida Acquisition had occurred on November 29, 2012.

The unaudited pro forma condensed combined statements of operations for the fiscal quarter ended November 29, 2012 combines our unaudited historical results for the fiscal quarter ended November 29, 2012 and the unaudited historical results of the Elpida Group for the quarter ended September 30, 2012.

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

The unaudited pro forma condensed combined statements of operations for the fiscal year ended August 30, 2012 combines our historical results for the fiscal year ended August 30, 2012 and the historical unaudited results of the Elpida Group for the twelve months ended June 30, 2012. The unaudited pro forma condensed combined statements of operations are presented as if the Elpida Acquisition had occurred on September 2, 2011.

Currency Translation

All estimated consideration expected to be paid for the proposed Elpida Acquisition for the purposes of these pro forma financial statements were translated to U.S. dollars using exchange rates of 82.08 yen per U.S. dollar or 29.14 New Taiwan dollars per U.S. dollar, the rates as of the November 29, 2012 pro forma balance sheet date. Historical amounts for the Elpida Group were translated from yen to U.S. dollars in the unaudited pro forma condensed combined balance sheet at an exchange rate of 82.08, the rate as of November 29, 2012. Historical amounts for the Elpida Group were translated from yen to U.S. dollars in the unaudited pro forma condensed combined statement of operations for the fiscal quarter ended November 29, 2012 at the average exchange rate for the period of 79.29. Historical amounts for the Elpida Group were translated from yen to U.S. dollars in the unaudited pro forma condensed combined statement of operations for the fiscal year end August 30, 2012 at the average quarterly exchange rates for those periods ranging from 77.02 to 81.17.

Reclassifications

Reclassifications have been made to the historical Elpida Group financial statements as presented herein in order to conform them to our presentation and include the following:

•                  We include software assets as a component of property, plant and equipment, net. As a result, software assets of $17 million, net of accumulated amortization, were reclassified from intangible assets to property, plant and equipment, net.

•                  We include certain of our liabilities related to equipment purchases separately from accounts payable and accrued expenses. As a result, payables of $16 million were reclassified from accounts payable and accrued expenses to equipment purchase contracts.

•                  The Elpida Group includes its research and development activities on its statement of operations within selling, general and administrative expense. As a result, $504 million and $84 million of expenses were reclassified to research and development expense to conform with our presentation for the year ended June 30, 2012 and quarter ended September 30, 2012, respectively.

•                  The Elpida Group presents foreign exchange gains and losses as a separate line item on the statement of operations. To conform with our presentation, $25 million and $12 million were reclassified to other operating (income) expense for the year ended June 30, 2012 and quarter ended September 30, 2012, respectively.

•                  For the Elpida Group’s year ended June 30, 2012, other non-operating (income) expense included $50 million for the impairment of equity method investments, $43 million of expenses for amortization of loan costs, and $35 million of government grant income. These amounts were reclassified to equity in net income (loss) of equity method investees, interest expense, and other operating (income) expense, respectively, to conform with our presentation of such items.

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

Elpida Acquisition Provisional Consideration and Valuation

The consideration expected to be paid for the proposed Elpida Acquisition was estimated to be $1,075 million which reflects 60 billion yen (or $731 million) to be paid at closing to Elpida to acquire 100% of Elpida’s shares and approximately 10 billion New Taiwan dollars (or $344 million) to be paid to the Powerchip Group for the Rexchip shares.

The pro forma information presented, including allocations of the purchase price, is based on preliminary estimates for the fair values of assets to be acquired and liabilities to be assumed and available information. We estimated the fair value of the assets and liabilities of the Elpida Group as of September 30, 2012 using an in-use model, which reflects its value through its use in combination with other assets as a group. The preliminary estimates will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Elpida Acquisition will depend on a number of factors, including additional information available and the net assets of the Elpida Group as of the closing date, which will change as a result of the final valuation of assets acquired and liabilities assumed. As of the date of this report, we have not completed the valuation studies necessary to determine the final fair value of the assets we expect to acquire, liabilities we expect to assume and the allocation of purchase price. Our final valuation will be based on the assets and liabilities that exist as of the closing date. Any final adjustment will change the allocation of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in material changes to these combined financial statements.

Changes in the exchange rate used in these unaudited pro forma condensed combined financial statements and those as of the date of the acquisition between the U.S. dollar and the yen and the New Taiwan dollar could have a significant impact on the purchase price and the assets acquired and liabilities assumed as a result of the Elpida Acquisition. To mitigate the risk of the effect of changes in foreign currency exchange rates on the proposed Elpida Acquisition, in July of 2012, we entered into a series of currency exchange contracts to hedge our exposure to yen and New Taiwan Dollar payments. These currency exchange contracts were not designated for hedge accounting and are remeasured at fair value each period with gains and losses recognized in other operating (income) expense. As a result of the mark-to-market adjustments of the hedges, we recognized a net loss of $58 million for the quarter ended November 29, 2012 and a net gain of $8 million for the year ended August 30, 2012, in other operating (income) expense. No adjustments were made in these unaudited pro forma condensed combined financial statements for the acquisition related currency exchange hedges.

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

The estimated consideration and provisional valuation of assets to be acquired and liabilities to be assumed are as follows:

Consideration:
Cash paid at closing	$1,075

Assets acquired, liabilities assumed and noncontrolling interests:
Cash and equivalents	$460
Receivables	507
Inventories	870
Other current assets	671
Long-term marketable investments	23
Property, plant and equipment	1,342
Equity method investment	29
Intangible assets	30
Other noncurrent assets	451
Accounts payable and accrued expenses	(362)
Equipment purchase contracts	(16)
Current portion of long-term debt	(906)
Long-term debt	(1,746)
Other noncurrent liabilities	(85)
Redeemable noncontrolling interest	(183)
Noncontrolling interests in subsidiaries	(10)
Total net assets acquired	$1,075

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

Pro Forma Financial Statement Adjustments

The following pro forma adjustments are included in our unaudited pro forma condensed combined financial statements:

a.                                      Adjustment reflects the proposed acquisition of 100% of Elpida’s equity and the proposed acquisition of approximately 24% of Rexchip’s outstanding common stock. The following adjustments are made as a result of the cash payments:

Cash:
Elpida	$(709	)(1)
Rexchip shares	(344	)(2)
	$(1,053)
Other current assets	$581	(1)
Other noncurrent assets	$128	(1)

(1)                                 Adjustment reflects the estimated cash payment to Elpida for 100% of its equity. Such payment is expected to be reflected as restricted cash and is included in the pro forma condensed combined balance sheet in other current assets and other noncurrent assets. The total consideration paid to Elpida at closing will include $709 million of cash and $22 million released from escrow which was classified in other noncurrent assets in our November 29, 2012 balance sheet.

(2)                                 Adjustment reflects the estimated cash payment of $344 million for the proposed acquisition of approximately 24% of Rexchip’s outstanding common stock from the Powerchip Group.

b.                                      Adjustment eliminates $6 million of intercompany accounts receivable and accounts payable balances between us and the Elpida Group.

c.                                       Adjustment to current and noncurrent deferred tax assets of $32 million and $290 million, respectively, to reflect expected utilization of net operating loss carryforwards, temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes, and certain other de minimis net adjustments to tax liabilities.

d.                                      Adjustment to property, plant and equipment for the difference between the estimated fair value and the historical amount and the resulting change in depreciation expense for building, equipment and software with estimated useful lives of 13-19 years, 1-6 years and 2 years, respectively.

	Change in Depreciation
	Quarter ended November 29, 2012	Year ended August 30, 2012
Depreciation expense included in cost of goods sold	$(188)	$(1,010)
Depreciation expense included in selling, general and administrative	(2)	(12)
Depreciation expense included in research and development	(5)	(39)
	$(195)	$(1,061)

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

The historical results of operations of the Elpida Group for the year ended June 30, 2012 included a $2,828 million loss for impairment of long-lived assets. No adjustment was made to the pro forma combined statement of operations for this impairment consistent with the requirements for preparation of pro forma financial statements.

e.                                       Adjustment to equity method investment for the difference between the estimated fair value and the historical amount of the Elpida Group’s equity-method investment in Tera Probe, Inc (“Tera Probe”).

The difference between our cost of the equity method investment in Tera Probe and our proportionate share of Tera Probe’s equity (“Basis Difference”) is recognized in earnings over a period of 5 years. The adjustment to the pro forma unaudited condensed combined statements of operations includes the difference between the Basis Difference recognized by us and that which was recognized by the Elpida Group for the periods presented.

The historical results of operations of the Elpida Group for the year ended June 30, 2012 included a $50 million loss for an other-than-temporary impairment of equity method investments. No adjustment was made to the pro forma combined statement of operations for this impairment consistent with the requirements for preparation of pro forma financial statements.

f.                                        Adjustment to intangible assets for the difference between the estimated fair value and the historical amount of the Elpida Group’s intangible assets and related adjustments to amortization expense. Intangible assets recorded in the proposed acquisition accounting consists of existing product and product technology and customer relationships.

	Change in Amortization
	Quarter Ended November 29, 2012	Year Ended August 30, 2012
Amortization expense included in cost of goods sold	$1	$5
Amortization expense included in selling, general and administrative	(1)	(19)
Amortization expense included in research and development	—	(35)
	$—	$(49)

g.                                       Adjustment eliminates a $3 million asset and liability for our guarantee of the Elpida Group’s capital expenditure financing. The asset and liability will be eliminated in consolidation.

h.                                      In accordance with ASC 852, certain of the Elpida Group’s liabilities were reflected as liabilities subject to compromise and include pre-petition obligations which may be impacted by the petition filing. The pro forma adjustment reflects the reclassification of the fair value of the amounts subject to compromise to current portion of long-term debt and long-term debt. The pro forma adjustment also reflects the reclassification and fair value adjustment of a portion of the Elpida Group’s redeemable noncontrolling interests to current portion of long-term debt and long-term debt consistent with the treatment of these interests under the plan of reorganization. The fair value of such amounts reflects the present value of the total installment payments and was estimated to be $1,799 million, which was $2,663 million less than the amount reported by the Elpida Group.

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

i.                                          Adjustment for the difference between interest expense reported by the Elpida Group and the accretion of interest expense for the difference between the fair value and the contractual amount related to pre-petition obligations affected by the plan of reorganization.

j.                                         Adjustment eliminates the historical redeemable preferred stock and shareholders’ equity of the Elpida Group.

k.                                      Adjustment decreases the noncontrolling interest in Rexchip by $614 million for the proposed acquisition of approximately 24% of Rexchip’s outstanding common stock and the impact to the remaining 11% noncontrolling interest in Rexchip of changes in the estimated fair value of Rexchip’s assets and liabilities. As a result, net (income) loss attributable to noncontrolling interests was adjusted by $10 million and $75 million for the pro forma unaudited condensed combined statements of operations for the quarter ended November 29, 2012 and the year ended August 30, 2012, respectively.

l.                                          Adjustment eliminates sales and cost of goods sold from the Elpida Group to us of $9 million for the quarter end September 30, 2012 and $35 million for the year end June 30, 2012.

m.                                  Adjustment eliminates direct external acquisition expenses of $2 million for the quarter ended November 29, 2012 and $16 million for the year ended August 30, 2012.

Adjustment to the pro forma unaudited condensed combined balance sheet for the accrual of estimated future direct external acquisition expenses of $34 million. No adjustment was made to the pro forma combined statement of operations for these estimated future expenses consistent with the requirements for preparation of pro forma financial statements.

n.                                      Due to valuation allowances on net deferred tax assets for both us and the Elpida Group, the unaudited pro forma condensed combined consolidated statements of operations do not reflect statutory rate tax adjustments for pro forma adjustments.

MICRON TECHNOLOGY, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(All tabular amounts in millions except per share amounts)

Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share presented in our unaudited pro forma condensed combined statements of operations is computed based on the weighted-average number of common shares and stock rights outstanding.

	Quarter ended November 29, 2012	Year ended August 30, 2012
Net loss attributable to Micron shareholders, basic and diluted, as reported	$(275)	$(1,032)
Net loss attributable to the Elpida Group and other pro forma adjustments	22	(3,482)
Net loss attributable to parent entity shareholders, basic and diluted, as combined	$(253)	$(4,514)
Pro forma weighted-average common shares outstanding, basic and diluted	1,013.7	991.2

Pro forma earnings (loss) per share:
Basic and diluted, as reported by Micron	$(0.27)	$(1.04)
The Elpida Group results and pro forma adjustments	0.02	(3.51)
Basic and diluted, as combined	$(0.25)	$(4.55)